Exhibit 10.1

ADVISORY AGREEMENT

AGREEMENT made as of this 25th day of May 2007 by and among AM Trading SPC, a segregated portfolio company formed under the laws of the Cayman Islands (the “Fund”) acting for and on behalf of the cell named AM Trading SPC – MSP 41 Segregated Portfolio (the “Cell”) and Winton Capital Management Ltd (the "Advisor") herein referred to as the "Agreement."

WITNESSETH:

THAT, WHEREAS, the Agreement between the parties supersedes all prior agreements between the parties regarding the Advisor’s “Diversified” Program; and

WHEREAS, the Fund is a Cayman Islands segregated portfolio company (SPC) comprised of various segregated portfolios (each a “cell”) and formed to allow investor funds and other “feeder” vehicles to allocate all or a portion of their respective assets into shares of various cells within the Fund, and any references to the “Cell” will include the reference “the Fund acting for and on behalf of the Cell”; and

WHEREAS, pursuant to the terms of an agreement entered into by and between the Cell and AlphaMetrix Investment Advisors LLC, a limited liability company formed under the laws of the State of Illinois (“AIA” or the “Trading Manager”) (the “TM Agreement”), the Cell appointed AIA as its attorney-in-fact to assist it with the implementation of its trading objectives, including but not limited to the selection and hiring of one or more trading advisors for the Cell to manage and trade its assets and to negotiate and enter into agreements in conjunction with the Fund with one or more trading advisors granting each such trading advisor discretionary investment management authority with respect to the assets of the Cell ; and

WHEREAS, the Cell and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement trading advisory services during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.           DUTIES OF THE ADVISOR.

(a)           During the term hereof, the Advisor shall have sole authority and responsibility for directing the investment and reinvestment in commodities, spot foreign exchange, futures, forwards, swaps, options, exchange of futures for physical transactions, exchange of physical for futures transactions and other derivative instruments traded on United States and non-United States exchanges and markets (regulated and over-the-counter) (collectively, "financial interests”) in one or more accounts of the Cell established for the Advisor’s trading at a clearing broker (all such accounts collectively being referred to as the “Account”). The Advisor will determine the trades in financial interests on behalf of the Cell in accordance with the description of the Advisor’s trading program identified in and the constraints set forth in Appendices A and B hereto and as replicated in the Supplements to the AlphaMosaic SPC and AlphaMosaic US LLC offering memorandums (the “Cell Supplements”).  The Advisor also agrees to refrain from effecting transactions in any financial interest that is a futures contract not approved by the Commodity Futures Trading Commission (“CFTC’), as the Cell may contain the direct or indirect investments of U.S. persons.

Exhibit 10.1

(b)           All purchases and sales of financial interests shall be for the account and at the risk of the Cell. All brokerage and floor commissions and fees, reasonable give-up fees, option premiums, and all other transaction costs and expenses incurred in connection with transactions by and for the Cell by the Advisor shall be charged to the Account. All trades for the Account shall be made through such commodity broker or brokers as the Cell directs. On behalf of the Cell, the Fund has selected the clearing brokers (the "Brokers") designated in the Cell Supplements and hereby directs the Advisor to clear all trades for the Account through the Brokers and to enter into any agreements on the Cell’s behalf in order to effect such direction. The Advisor may use a Broker to execute trades.  The Advisor may also use exchange floor brokers, give-up brokers or other executing entities not affiliated with the Broker to execute any trades, provided that Cell receives prior written notice thereof and that Cell expresses its consent to the use of such broker (e.g. as a party to the ”give up” agreement involving such broker).

(c)           The Advisor acknowledges that the Cell has appointed AIA as its attorney-in-fact with full authority to appoint trading advisors to manage the assets of the Fund’s separate cells pursuant to the TM Agreement.  The Cell instructs the Advisor to accept directives, instructions and other communications from AIA in its capacity as the attorney-in-fact of the Cell and the Advisor shall be entitled to rely on directives, instructions and other communications from AIA as being authorized until such time as the Advisor has received written notice from the Cell of the revocation of such power of attorney; provided, however, that in the unlikely event that the Advisor receives conflicting instructions from the Cell and AIA, the Advisor shall comply with the instructions of the Cell.

2.           INDEPENDENCE OF THE ADVISOR. Each party to this agreement is an independent contractor and, unless otherwise expressly provided herein or authorized in writing, shall have no authority to act for, represent or otherwise be deemed an agent of any other party to this agreement.

3.           COMPENSATION.

In consideration of and in compensation for all of the services to be rendered by the Advisor hereunder, the Trading Manager will pay fees to the Advisor as set forth in Appendix A as follows:

(a) Management Fee.  The Advisor will be entitled to a monthly Management Fee, and the following concepts and definitions shall apply:

“Designated Account Size” shall be initially equal to the amount set forth in Appendix A and as revised from time to time upon notice to the Advisor.  Unless otherwise specifically stated, the initial trading date shall not be set forth in this Agreement and instead shall be communicated through the notice described in this paragraph. Upon written instruction from time to time, occurring generally at any Dealing Date for the Cell (at which times redemptions and/or subscriptions occur, allowed on a semi-monthly basis), the Cell shall notify the Advisor of any increases or decreases in the Designated Account Size.   In the event the Advisor does not receive any notice of change in Designated Account Size for a particular period, the Advisor shall assume that such amount is the same as that for the prior period, i.e., the prior period’s and current period's trading profits or losses shall be disregarded and all fees and expenses incurred by the Cell in connection with the Advisor’s trading activities shall also be disregarded.

The management fee payable to the Advisor shall be calculated as a percentage of the Designated Account Size as of the end of the period.  Since the Cell may only deposit with the Broker those assets necessary to meet exchange margin requirements, it is impossible to

Exhibit 10.1

depict the amount of the management fee as a percentage of actual assets. However, as an example, assume Cell deposits with the Broker assets equal to 20% of the Designated Account Size. If the Advisor receives a management fee equal to 1% of the Designated Account Size per annum, such fee is equivalent to 5% of the actual assets per annum.

The Trading Manager can adjust the Designated Account Size provided it gives the Advisor prior written notice and the Advisor consents to such adjustment. The Cell acknowledges and understands the higher volatility and absolute rates of return (both positive and negative), higher asset-based fees and greater number of commissions that are inherent in trading the Account at a level higher than actual assets. Management fees will be prorated for adjustments in the Designated Account Size instructed during the period.

(b) Incentive Fee.  The following concepts and definitions shall apply to the Incentive Fee described in Appendix A:

“Net Profits” consists of the cumulative profits of the Cell, including realized and unrealized profits, after deduction for all reasonable transaction costs and applicable Cell-related expenses.  “New Net Profits” is only recognized to the extent that cumulative “Net Profits” exceeds the highest level of cumulative Net Profits as of the end of any prior fiscal quarter, or $0, is higher (the “Prior High Net Index” or “High Water Mark”).   All Incentive Fees  paid to the Advisor will be retained by the Advisor and the Advisor shall have no obligations to repay any such fees  even if subsequent losses are experienced.

The Incentive Fee will accrue monthly but will be paid quarterly. Because the Incentive Fee is paid on unrealized appreciation on open positions, such appreciation may never be realized.  If New Net Profits are positive at the time of redemption, the Incentive Fees accrued to the Advisor on that portion of the New Net Profits attributed to the redeemed Shares shall be deemed due and payable at that time.

“Loss Carryforward” means the dollar amount by which the Net Index (as defined in Appendix A hereto) is below its Prior High Net Index.  Upon a redemption or other withdrawal of assets from the Fund by an investor at a time when a Loss Carryforward has accumulated, for purposes of subsequent Incentive Fees such Loss Carryforward will be reduced, as of the date of redemption, by multiplying the Loss Carryforward by a fraction, (x) the numerator of which shall be the amount of the withdrawal and (y) the denominator of which shall be the amount of the Cell’s assets prior to giving effect to the withdrawal.  In the event that an addition is made to the Cell’s assets within three (3) months following a reduction in the Cell’s Loss Carryforward by reason of a withdrawal, the Loss Carryforward shall equal or be increased by, as applicable, an amount (up to the aggregate amount of Loss Carryforward reductions within the immediately preceding three (3) months).  AlphaMetrix will provide accounting to Winton Capital Management in any instance in which such an addition affects the Loss Carryforward in the manner described in the foregoing sentence..

If this Agreement shall be terminated on a date other than at the end of an incentive period, incentive fees shall be calculated as if such termination date were the end of the period and the management fee shall be prorated based on the number of calendar days for which services were rendered divided by the total number of calendar days in such period. Management and incentive fees shall be paid to the Advisor within 30 business days after the date on which they are earned.

Exhibit 10.1

The Advisor, its principals and employees have not and do not intend to enter into any soft commission arrangements with any brokers.

4.           RIGHT TO ADVISE OTHERS. The Advisor's present business is advising with respect to the purchase and sale of financial interests. The services provided by the Advisor hereunder are not to be deemed exclusive. The Fund acknowledges that the Advisor may render advisory, consulting and management services to other clients. The Advisor shall be free to advise others and manage other commodity accounts as well as trade for proprietary accounts during the term of this Agreement and to use the same or different information and trading methods and strategies which the Advisor obtains, produces or utilizes in the performance of services for the Cell, and the Advisor shall be free to compete for the same financial interests as the Cell or to take positions in financial interests which are the same as or opposite to the Cell's positions on behalf of any other account advised, managed, or traded by the Advisor.

However, the Advisor warrants that the rendering of such consulting, advisory and management services to other commodity trading accounts and entities will not materially impair the discharge of the Advisor's responsibilities under this Agreement and that the Advisor will not knowingly and deliberately favor other client accounts over the Cell on an overall basis. The Cell acknowledges that in the presentation of performance data, different accounts, even though traded according to the same investment program, can have varying investment results. The reasons for this are due to numerous material differences among accounts, including but not limited to: (a) the periods during which accounts are active; (b) the investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by the Advisor); (c) leverage employed; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, which will depend on the rates paid by a broker on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; (f) the amount of management and incentive fees and the brokerage commissions paid; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading instructions/restrictions of the client; (j) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (k) variation in fill prices; and (l) the timing of additions and withdrawals.  The Advisor will promptly notify the Cell if the Cell's positions are included in an aggregate amount of positions controlled by the Advisor which exceeds an applicable speculative limit.  If the Advisor's trading recommendations are altered because of the application of speculative limits, the Advisor will not modify the trading instructions to Cell in such manner as to materially affect Cell disproportionately compared with other client accounts.

5.           RECORDS. On behalf of the Cell the Fund will instruct the Broker to furnish copies of all trade confirmations and monthly trading reports concerning the trading to the Advisor. Cell may inspect the trading records of accounts of the Advisor relating to its services under this agreement on the premises of the Advisor upon reasonable prior written notice and during normal business hours and subject to reasonable assurances of confidentiality. Moreover, the Advisor shall provide to the Cell, promptly upon reasonable request, information comparing the performance of the Cell's account managed by the Advisor and the performance of all other accounts managed by the Advisor using the investment strategies used by the Advisor for the Cell's account over a specified period of time.  The Advisor shall also permit the Fund, the Cell or their agents to review records of the Advisor relating to the performance of accounts and allocation of orders among the various clients of the Advisor, including the Cell and the personal

Exhibit 10.1

trading account of the principals of the Advisor, and including the performance of sampling analysis of allocations of trades among client and proprietary accounts, provided that the Advisor shall not be required to disclose any client identities, client records, or other information that would violate any applicable legal or contractual restrictions applicable to the Investment Manager.  In providing such information, the Advisor shall not be required to disclose, and may take such steps as are necessary to assure the confidentiality of, the identities of all clients.  The Advisor shall, upon the Cell’s request, consult with the Cell concerning any material discrepancies between the performance of such other accounts and the performance of the Cell’s account.

6.           TERM; TERMINATION; EVENTS LEADING TO SUSPENSION. This Agreement shall continue in effect until terminated as provided herein. Either party may terminate this Agreement upon ten (10) days’ written notice to the other party.  Notwithstanding the foregoing, the Advisor shall permanently or temporarily suspend trading activities immediately upon the written request of the Cell and/or AIA, in accordance with the Cell’s reasonable instructions, without requiring the termination of this Agreement.  In the event of a suspension due to a material breach of this Agreement, Maximum Drawdown Event, or Margin Usage Event (the latter two as defined in Appendix A hereto), accrual and payment of the management fee will terminate immediately until further notice; in the event of any other suspension without termination, the parties shall agree in good faith under the circumstances whether the management fee described above shall be calculated and paid to the Advisor until trading resumed.

7.           STANDARD OF LIABILITY AND INDEMNITIES.

(a)           The Advisor shall not be liable to the Cell or its respective successors or assigns for any act or failure to act taken or omitted by the Advisor if such act or failure to act did not constitute gross negligence, willful misconduct, , or a material breach of this Agreement, and did not result from a termination event set forth in Section 6 above.

(b)           (i) The Cell shall indemnify and hold harmless the Advisor and its principals, directors, officers, shareholders, employees, agents and affiliates and their respective successors and assigns (collectively, "Affiliates") from and against any and all losses, claims, damages, liabilities, costs, and  expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements), judgments and amounts paid in settlement (collectively, “Losses”),  to which the Advisor and its Affiliates may become subject based upon, arising out of or otherwise related to this Agreement, the transactions contemplated hereby or the fact that the Advisor is or was a trading advisor to the Cell unless any such Losses are the direct result of the Advisor’s failure to meet the standard of liability applicable to it under Section 7(a).

(ii) The Advisor shall indemnify and hold harmless Cell from and against any and all Losses to which Cell may become subject provided that such Losses arise directly out of the Advisor’s failure to meet the standard of liability applicable to it under Section 7(a).

(c)           (i) Promptly after receipt by any of the indemnified parties under this Agreement of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”), the party seeking indemnification (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing if a claim is to be made under this Agreement. To the extent that the Indemnitor has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnitor shall not relieve such Indemnitor from any indemnification liability imposed by this Section 7, or from any obligation or liability which it may have to such Indemnitee otherwise than under this Section 7.

Exhibit 10.1

             (ii) The Indemnitor shall be entitled to participate in the defense of any Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee.

(iii) The Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless (i) otherwise agreed by the Indemnitor and Indemnitee or (ii) the named parties to the Proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and representation of both parties by the same counsel creates a conflict of interest situation. The parties agree that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate firm of attorneys for all such Indemnitees, which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor.

(iv) The Indemnitee shall cooperate with the Indemnitor in connection with any Proceeding and shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.

(d)  An Indemnitor shall not be liable under this Section 7 for any settlement of any Proceeding effected without its consent with respect to which indemnity may be sought hereunder.

(e)  Any dispute as to whether a person or entity is entitled to indemnification under Section 7 of this Agreement shall be determined by binding arbitration in accordance with Section 20 of this Agreement.

(f)           The foregoing provisions for indemnification shall survive the termination of this Agreement.

(g)           The Advisor hereby acknowledges, understands and agrees that the Fund is a Segregated Portfolio Company as defined in the applicable Cayman Islands corporation laws and as described in the Memorandum, that the Fund is entering into this Agreement on behalf of the Cell, and that all of the liabilities and obligations of the Fund to the Advisor under this Agreement or otherwise including, without limitation, with respect to the payment of management and performance fees is expressly limited to the assets of the Cell and its Account.  The Advisor hereby further acknowledges and agrees that the Advisor shall look only to assets of the Cell (including the Account) for the payment of any amounts owed to the Advisor in respect of the services rendered to the Fund with respect to the Cell to the exclusion of the other assets of the Fund, AIA, AlphaMosaic SPC or any other feeder fund(s), the Clearing Broker, the Administrator and any of their respective shareholders, members, partners, directors, officers, principals and affiliates provided that such aforementioned entities, (with the exception of other Cells) have not acted or failed to act in a manner that constitutes gross negligence, willful misconduct, or a material breach of this Agreement, whereby in such circumstances the Advisor reserves any course of action it may have against such aforementioned entities.

Exhibit 10.1

8.           REPRESENTATIONS AND WARRANTIES. (a) The Advisor represents and warrants to the Cell that:

 (i)         it has full capacity and authority to enter into this Agreement, and to provide the services required hereunder;

(ii)         it is in compliance in all material respects with the UK Financial Services Authority (FSA) and its applicable regulations as well as all other applicable regulators in all jurisdictions and the regulations thereunder, and will remain in compliance in all material respects during the term of this Agreement and it will not, by acting as Advisor to Cell, breach any undertaking, agreement, contract, statute, rule or regulation to which the Advisor is a party or by which the Advisor is bound which would limit or materially affect the performance of the Advisor's duties under this Agreement;

(iii)         it is duly registered with either the FSA or the U.S CFTC in the appropriate capacity and is a member of National Futures Association, and the Advisor will maintain and renew such registration and membership during the term of this Agreement;

(iv)         all of the information describing the Advisor in the Advisor's Disclosure Document or completed due diligence questionnaire, including but not limited to the Advisor's performance results and notes thereto, is complete, true and accurate in all material respects and, in the case of the Disclosure Document, complies with the applicable provisions of Part 4 of the U.S. Commodity Futures Trading Commission’s regulations under the CEA as of the date of the Advisor's document;

(v) it will promptly provide to Cell or its delegate with any amendments to its Disclosure Document;

(vi) it has supplied the Cell or its delegate with a full and accurate list of all markets it intends to trade on behalf of the Cell, and acknowledges that the Fund may require the elimination of all non-CFTC-approved financial interests;  and

(vii)         the representations and warranties stated above shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing not true, the Advisor will promptly notify Cell.

(b)           On behalf of the Cell, the Fund represents and warrants to the Advisor that:

(i)         it is a Segregated Portfolio Company duly organized, in good standing and validly existing under the laws of the Cayman Islands, with full power and authority to enter into and perform its obligations under this Agreement;

(ii) it is a commodity pool as defined by the CEA and, as such, has filed or intends to file all necessary regulatory notices relating to the pool, and is a “Qualified Eligible Person” (“QEP”), as that term is defined in Rule 4.7 of the CEA, based on it being either a non-U.S. person or a pool comprised of investors that are QEPs;

(iii)         this Agreement has been duly and validly authorized, executed and delivered by Cell and this Agreement is a valid and binding agreement of Cell enforceable in accordance with its terms;

(iv)         the execution and delivery of this Agreement by it, on behalf of the Cell, and the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not constitute or result in a violation of or default under, or conflict

Exhibit 10.1

with any statute, rule, regulation, agreement, undertaking, or order of any court or regulatory body binding upon the Cell; and

(v)         the within representations and warranties shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make or tend to make any of the foregoing not true, it will promptly notify the Advisor on behalf of the Cell.

(vi) the offering memorandum of the Cell  (the “Memorandum”) does not contain any untrue statement of material fact or omit to state therein a material fact required to be stated therein or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading;

(vii)         the representations and warranties stated above shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Fund will promptly notify the Advisor on behalf of the Cell.

9.           PROPERTY RIGHTS OF THE ADVISOR. Unless otherwise agreed either expressly or verbally, and in connection with the Confidentiality and Non-Disclosure Agreement executed by the parties, the Cell and Fund agree to maintain in confidence any and all confidential materials of the Advisor or other documents or information marked or expressed as being confidential by the Advisor, which it concurrently, hereafter or previously obtains pursuant to or in connection with this Agreement, except as otherwise agreed with the Advisor. Notwithstanding the foregoing, the Advisor acknowledges that it may display daily and intraday performance, and related performance information and statistics, to clients of the Cell and Mosaic Platform, provided that the Cell will not display or make available to clients any historical database comprised of such daily and/or intraday performance information. The Cell further agrees that it shall not disclose to any person all management and incentive fee negotiations with the Advisor and the terms of this Agreement, unless, in each case, required to do so by law, regulation, the request of any regulatory authority or valid legal process. The Fund, on behalf of the Cell, acknowledges that the advisory services provided by the Advisor involves the use of proprietary information and further agrees that it shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently used by the Advisor in the conduct of its business or procure any third party to do the same.

10.           NO GUARANTEE OF PERFORMANCE. The Advisor makes no promises, representations, warranties or guarantees that any of its services to be rendered to Cell will result in a profit or will not result in a loss.

11.           ORDER ENTRY. The Advisor agrees that in the placement of Cell's orders with the Broker, it will utilize a fair and equitable and reasonable order entry and execution system.

12.           COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and no other agreement as to the matters referred to herein, verbal or otherwise, shall be binding upon the parties hereto.

13.           ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other party.

14.           AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

Exhibit 10.1

15.           SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns.

16.           SURVIVAL OF CERTAIN TERMS. Cell’s obligation to pay fees to the Advisor for services rendered prior to any termination of this Agreement, the provision relating to reinstatement of Loss Carryforward in Section 3, the provisions regarding indemnification set forth in Section 7 and the provisions regarding confidentiality and property rights under Section 9 shall survive the termination of this Agreement.

17.           NOTICES. All notices required or desired to be delivered under this Agreement shall be delivered personally, by telex, facsimile or other means of electronic communication, or by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Cell:                                    AM Trading SPC
c/o AlphaMetrix Investment Advisors LLC, its Trading Manager
181 W. Madison St.
Suite 3825
Chicago, Illinois 60602
Attn:  Jarek Kozlowski or Jon Stein
Phone: 312-267-8400
Fax: 312-201-9987

If to the Advisor:                              Attn: Martin Hunt
Winton Capital Management Ltd
1-5 St Mary Abbot’s Place,
London W8 6LS
Telephone +44 (0)20 7610 5350
Fax +44 (0) 20 7610 5301

All notices required or desired to be delivered under this Agreement shall be deemed delivered and received by the party to whom a notice is addressed upon such party's actual receipt of such notice.

18.           GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

19.           CONSENT TO JURISDICTION. The parties agree that any dispute arising out of this Agreement or the Account, whether by arbitration or otherwise, shall be resolved within England and Wales. Accordingly, the parties submit to the jurisdiction of the courts located England and Wales and agree that any action or proceeding brought by either party to enforce any right to assert any claim whatsoever in connection with this Agreement shall be commenced within England and Wales.

20.           ARBITRATION. The parties expressly agree that any controversy arising out of or relating to Cell’s Account or this Agreement shall be resolved only by arbitration in accordance with the rules of the National Futures Association or an appropriate arbitration association as the parties to this agreement may reasonably agree. Cell and Advisor are aware that they are waiving certain rights by entering into this provision.

Exhibit 10.1

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH COMMODITY TRADING ADVISORS WHOSE CLIENTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, THIS DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC.  THE CFTC DOES NOT PASS UPON THE MERITS OF INVESTING WITH THE ADVISOR OR THE ACCURACY OF THE INFORMATION HEREIN.  THEREFORE, THE CFTC HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

AM TRADING SPC
on behalf of AM Trading SPC – MSP 41 Segregated Portfolio

       By:         ____________________________________
Jon L. Stein, Principal and Co-CIO of
AlphaMetrix Investment Advisors, the Trading
Manager for the Fund and the Cell

                By:         ___________________________________
                      Name:    ________________________________
                     Director

Winton Capital Management Limited

By: ____________________________________

Exhibit 10.1

FUTURES TRADING AUTHORIZATION

                              May __, 2007

Attn: Martin Hunt
Winton Capital Management Ltd
1-5 St Mary Abbot’s Place
London W8 6LS
Telephone +44 (0)20 7610 5350
Fax +44 (0) 20 7610 5301

Re:           Futures Trading Authorization

Gentlemen:

On behalf of AM Trading SPC – MSP 41 Segregated Portfolio (the “Cell”), the Fund does hereby make, constitute and appoint you as its Attorney-in-Fact to purchase and sell financial interests, including commodity futures contracts and option contracts, and foreign exchange transactions through the Brokers listed in the Cell Supplement, each serving as a Broker, in accordance with the Advisory Agreement between us dated May __, 2007.

Please note that the Trading Manager will be responsible for your compensation and that the Cell’s Brokers have not been authorized to make such payments from the various Accounts.

This Authorization can be suspended or terminated at any time by the Cell or its delegate upon written notice sent to the Advisor.

Very truly yours,

AM TRADING SPC
on behalf of AM Trading SPC – MSP 41 Segregated Portfolio

       By:         ____________________________________
Jon L. Stein
Principal and Co-CIO of
AlphaMetrix Investment Advisors, the Trading
Manager for the Fund and the Cell

                By:         ___________________________________
                         Name:    ________________________________
                     Director

Exhibit 10.1

Appendix A – Implementation Summary
Current as of 05-07

A.	Basic Facts and Fee Terms

1.	Winton Capital Management Limited (“Winton”)

2.	Address:
Attn: Martin Hunt
Winton Capital Management Ltd
1-5 St Mary Abbot’s Place
London W8 6LS
Telephone +44 (0)20 7610 5350
Fax +44 (0) 20 7610 5301

3.	Program & Description: Diversified Trading Program.

Winton’s investment technique consists of trading a portfolio of more than 120 futures contracts on major futures exchanges and forward markets worldwide, employing a totally computerised, technical, trend-following trading system developed by its principals. This system tracks price movements from these markets around the world, and frequently carries out certain computations to determine how long or short the portfolio should be so as to maximize profit within a certain range of risk.

4.	Markets Traded:
        i. Global exchange traded futures, forwards and options

5.	Fees: The following rates will apply for purposes of Section 3 of the Agreement:

[Redacted]

c.	Plus any other additional compensation from the Trading Manager or other parties as agreed per any side letter or agreement.

6.	Funding:
a.	Designated Account Size = $3 million initially, to be revised periodically by the Trading Manager.
b.	% of Nominal: 67%
c.	Factor ( 1/ %Nom): 1.5

Exhibit 10.1

7.	Account Numbers
             a. UBS Securities Account No. ________________

B.  Risk and Exposure Parameters

Based on data provided by the Advisor and calculations by the SPC Manager, the parties acknowledge the following parameters, and the Advisor agrees to use its reasonable efforts toward staying with the Max Allowable Drawdown and Max Historical Margin as stated below. Notwithstanding the foregoing, the Cell acknowledges that the parameters stated below are for guidance purposes only and that the Advisor shall not be responsible for any breach thereof :

	On Designated Acct Size (Index)	On Cell Cash	Target
Ann’d Std Dev (daily, unless otherwise stated)	21%	32%	n/a
Max Allowable Drawdown (typically 1.5-2x 250-day ann’d std dev)	35%	53%	n/a
Margin Usage as % of Cell Cash
Max Historical Margin	33%	50%	n/a
Average Expected	18%	27%	n/a

            Notations Used:
(t)	= at current time
  (i)  =   at initial trading date
  (vd) = current Cell value date

Max Allowable Drawdown Event occurs when

Max Allowable Drawdown – Current Drawdown (t) < 3.0%

where

      Current Drawdown = 1  - (Manager Net Index / Highest Manager Net Index)

Margin Usage Event occurs when

Current margin as % of Cell Cash > (Max Historical Margin % of Cell Cash – 10%).

In the event of a Max Drawdown Event or a Margin Usage Event, the Trading Manager of the Cell shall notify the Advisor to suggest suspension of trading pursuant to Section 6 of the Agreement.

Exhibit 10.1

C.	Calculation of Manager Net Index

The Manager Net Index tracks the Cell’s performance and is used as the basis for determining whether a Max Allowable Drawdown Event has occurred.

Manager Net Index(t) = Manager Net Index(i) + (Net Profits(period ending t) / Designated Account Size(vd-1))

Where

Net Profits = (see formula in Agreement)

Manager Net Index(i) = 100

D.	Maximum Exposures Across Markets

          (See “Appendix B - Limitations on Markets Traded”, attached)

Acknowledged by Advisor:

By:               ___________________________

Print Name: ___________________________

Exhibit 10.1

Appendix B --  Limitations on Market Exposures

1.	In the table below, please indicate the markets and exchanges that you will be trading on behalf of the Client (please add additional sheets if necessary)
2.	Please list the maximum number of contracts that you feel your system could put on in each market traded, given a $1,000,000 allocation.
3.	If this covers options, please use delta equivalents.

Program Name	Trader Market Code	Exchange	Market Description	Max Contracts	Maximum Spreads
	(example) US BONDS	CBOT	US T-Bond	20	60

 Acknowledged by Advisor:

By:               ___________________________

Print Name: ___________________________